Exhibit 99.1
FOR            IMMEDIATE            RELEASE
NEWS
FROM

CONTACTS:	Bank Mutual Corporation
Michael T. Crowley, Jr.
Chairman and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500
BANK MUTUAL CORPORATION REPORTS EARNINGS FOR
THE FIRST QUARTER OF 2011
Milwaukee, Wisconsin
April 14, 2011
Bank Mutual Corporation (NASDAQ: BKMU) reported net income in the first quarter of 2011 of $1.0 million or $0.02 per diluted share compared to $2.1 million or $0.05 per diluted share during the same period in the previous year. Net income for these periods represented a return on average assets (“ROA”) of 0.16% and 0.24%, respectively, and a return on average equity (“ROE”) of 1.33% and 2.09%, respectively. The decline in net income between these periods was principally due to a decline in gains on sales of investments, offset in part by an increase in net interest income.
Michael T. Crowley, Jr., Chairman and Chief Executive Officer of Bank Mutual Corporation (“Bank Mutual”), commented, “We are very pleased that we have returned to profitability so soon after the loss we experienced in the fourth quarter of 2010.” Mr. Crowley added, “The favorable impact of our decision to repay high-cost borrowings last December has, as anticipated, positively impacted our net interest income, which almost doubled from what it was in the fourth quarter of last year.” David A. Baumgarten, President of Bank Mutual, commented further, “We are also pleased that our loan loss provision returned to a much lower level during the quarter compared to late 2010. Although our non-performing loans increased modestly during the period, based on a current analysis we are cautiously optimistic that our problem loans will be lower by the end of 2011.” Mr. Baumgarten continued, “We’ve completed an extensive review of our loan portfolio and have a good handle on our troubled loans. Reducing the level of non-performing loans will continue to be our top priority for the near term.”
Bank Mutual’s net interest income increased by $1.7 million or 12.1% during the first quarter of 2011 compared to the same period in 2010. This increase was primarily attributable to an improvement in Bank Mutual’s net interest margin between the quarters, which increased to 2.82% in the 2011 period compared to 1.76% in the 2010 period. This increase was principally the result of Bank Mutual’s early repayment of $756.0 million in high-cost borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago in December of last year, which contributed to a significant decline in the average cost of Bank Mutual’s interest-bearing liabilities in the first quarter of 2011 compared to the same quarter in 2010, as well as the amount of liabilities outstanding.
Bank Mutual’s provision for loan losses was $3.2 million during the first quarter of 2011 compared to $3.4 in the same quarter last year. The losses in both periods have been affected by continuing weak economic conditions, high unemployment, and lower values for real estate. These conditions have been particularly challenging for borrowers whose loans are secured by commercial real estate, multi-family real estate, and developed and undeveloped land. Beginning in the later part of last year, management began to notice an increase in vacancy rates, a decline in rents, and/or delays in unit sales for many of the properties that secure Bank Mutual’s loans. In many instances, management’s observations have included loans that borrowers and/or loan guarantors have managed to keep current despite underlying difficulties with the collateral properties. During the first quarter of 2011, Bank Mutual recorded $3.2 million in loss provisions against a number of commercial real estate and business loan relationships, the largest of which was a $903,000 loss on a $3.6 million loan relationship secured by multi-family dwellings. Although the borrower was current with respect to all principal and interest payments, management concluded that it was likely the borrower would not be able to continue to service the debt. In addition, Bank Mutual also recorded a $569,000 loss on a $8.3 million loan secured by an apartment complex and undeveloped land. This loss was based on an updated independent appraisal that was received during the quarter and was in addition to $1.5 million that was recorded against this loan in 2010. Remaining losses during the quarter tended to be on smaller commercial real estate and business loan relationships and, to a lesser extent, consumer and single-family residential loans.
During the first quarter of the previous year Bank Mutual recorded $2.2 million in loss provisions against four unrelated loan relationships aggregating $10.2 million that defaulted during that period. These loans are secured by office, commercial, and retail buildings, developed land, and equipment and inventory. In addition, Bank Mutual recorded $1.0 million in additional losses against two unrelated loan relationships aggregating $13.9 million that had defaulted in earlier periods.
Service charges on deposits increased by $78,000 or 5.6% during the three months ended March 31, 2011, compared to the same quarter in 2010. Management attributes this improvement to an increase in Bank Mutual’s core deposit accounts, consisting of checking, savings, and money market accounts, which increased by $97.6 million or 11.7% during the twelve months ended

March 31, 2011. In addition, management believes that unfavorable economic conditions during much of 2009 and 2010 resulted in reduced spending by consumers in general during those periods, which had an adverse impact on Bank Mutual’s transaction fee revenue, which consists principally of ATM, debit card, and overdraft fees.
Brokerage and insurance commissions were $614,000 during the first quarter of 2011, a $28,000 or 4.8% improvement over the same period in the previous year. This improvement was principally due to increased sales of tax-deferred annuity products in 2011 compared to 2010. It is not unusual for sales of such products to increase during periods of lower interest rates, when the returns on annuities improve relative to other investment alternatives such as certificates of deposit. In the first quarter of last year, this revenue item also benefited from higher commissions on sales of other equity investments due to favorable trends in equity markets during that time frame.
Net loan-related fees and servicing revenue was $251,000 during the three months ended March 31, 2011, compared to $158,000 in the same period of 2010. The following table presents the primary components of net loan-related fees and servicing revenue for the periods indicated:

	Three Months Ended
	March 31
	2011	2010
	(Dollars in
	thousands)
Gross servicing fees	$681	$629
Mortgage servicing rights amortization	(516)	(476)
Mortgage servicing rights valuation recovery	6	(76)
(loss)

Loan servicing revenue, net	171	77
Other loan fee income	80	81

Loan-related fees and servicing revenue, net	$251	$158

Gross servicing fees and related amortization increased in the 2011 period compared to the 2010 period as a result of an increase in the amount of loans that Bank Mutual services for third-party investors. As of March 31, 2011, Bank Mutual serviced $1.1 billion in loans for third-party investors compared to $1.0 billion at March 31, 2010. Loan-related fees and servicing revenue is also impacted by changes in the valuation allowance that is established against mortgage servicing rights. The change in this allowance is recorded as a recovery or charge, as the case may be, in the period in which the change occurs.
Gains on sales of loans were $596,000 in the first quarter of 2011 compared to $653,000 in the same period last year. During the first quarter of 2011 sales of one- to four-family mortgage loans were $57.6 million compared to $45.9 million for the same period in 2010. Loans held for sale were $3.9 million at March 31, 2011, compared to $37.8 million at December 31, 2010. Despite an increase in loan sales in the first quarter of 2011 compared to the first quarter of last year, loan sales actually have declined in recent months due to slightly higher interest rates for fixed-rate, single-family mortgage loans. Bank Mutual typically sells these loans in the secondary market. If this trend continues, Bank Mutual expects that gains on sales of loans in 2011 will be significantly lower than they were in 2010.

Net gains on investment activities were $1.1 million during the three months ended March 31, 2011, compared to $4.4 million during the same period in 2010. In the period just ended Bank Mutual sold a $20.8 million investment in a mutual fund that management did not expect would perform well in a higher interest rate environment. In the first quarter of the prior year, Bank Mutual sold $167.6 million in longer-term, mortgage-related securities. At the time, management considered these sales to be prudent in light of expectations that interest rates may trend higher in the future.
Total non-interest expense was $17.1 million in the first quarter of 2011 compared to $16.6 million in the same quarter last year. This increase was primarily attributable to a $686,000 or 7.9% increase in compensation-related expense in the 2011 quarter compared to the 2010 quarter. This increase was principally due to an increase in compensation expense related to Bank Mutual’s hiring of certain key management personnel over the past few months. In April 2010 Mr. Baumgarten joined Bank Mutual as President and more recently hired two new senior vice presidents to manage commercial banking and credit administration and risk. In addition, Bank Mutual recently hired several commercial relationship managers experienced in originating loans and selling deposit and cash management services to the mid-tier commercial banking market, defined by Bank Mutual as business entities with sales revenues of $10 to $100 million. This is a new market segment for Bank Mutual.
Also contributing to the increase in compensation-related expense in the 2011 quarter compared to the same period in the prior year was an increase in costs related to Bank Mutual’s defined-benefit pension plan. This increase was caused by an increase in the number of qualified participants in the plan in recent periods, as well as a decline in the interest rate used to determine the present value of the pension obligation.
The increase in compensation-related expense between the 2011 and 2010 quarters was partially offset by a decline in ESOP expense in 2011 compared 2010. Last year marked the scheduled end of a 10-year commitment to the ESOP. Bank Mutual does not intend to make additional contributions to the ESOP at this time. However, this decision is subject to review on a periodic basis and contributions may be reinstated in future periods.
Losses on foreclosed real estate were $685,000 during the first quarter of 2011 compared a loss of $955,000 in the same quarter last year. In the past year Bank Mutual has experienced elevated losses on foreclosed real estate due to lower real estate values and weak economic conditions. If these conditions persist, future losses on foreclosed real estate could remain elevated in the near term.
Income tax expense was $361,000 during the three months ended March 31, 2011, compared to $1.1 million in the same period of 2010. Bank Mutual’s effective tax rate (“ETR”) for the three month periods in 2011 and 2010 was 26.0% and 33.3%, respectively. Bank Mutual’s ETR was lower in the 2011 period because non-taxable revenue, such as earnings from bank-owned life insurance (“BOLI”), comprised a larger percentage of pre-tax earnings than it did in 2010.
Bank Mutual’s portfolio of one- to four-family mortgage loans increased slightly from $531.9 million at December 31, 2010, to $534.9 million at March 31, 2011. In recent quarters Bank Mutual has elected to retain certain fixed-rate one- to- four family loans with maturities of up to 15 years in its loan portfolio, rather than selling such loans in the secondary market. In addition, with the recent increase in market interest rates on one- to four-family loans, fewer borrowers with adjustable-rate loans have elected to refinance into fixed-rate loans, which Bank Mutual typically sells in the secondary market.
Multi-family and commercial real estate mortgage loan originations were $14.6 million during the quarter ended March 31, 2011, compared to $5.2 million during the same period in 2010. Despite this increase, Bank Mutual’s aggregate portfolio of multi-family and commercial real estate mortgage loans decreased slightly from $495.5 million at December 31, 2010, to $494.4 million at March 31, 2011. Originations of construction and development loans were $7.3 million during the three months ended March 31, 2011, compared to $4.1 million during the same period in 2010. Despite this increase, Bank Mutual’s portfolio of construction and development loans declined by $13.9 million or 16.6% during the three months ended March 31, 2011. This decrease was caused in part by the reclassification of certain construction and development loans to permanent loans as a result of the completion of construction.
Commercial business loan originations in the quarter ended March 31, 2011, were $12.1 million compared to $4.4 million in the same period in 2010. Bank Mutual’s portfolio of commercial business loans increased by $3.4 million or 6.8%, from $50.1 million to $53.5 million during the three months ended March 31, 2011.
Consumer loan originations, including fixed-term home equity loans and home equity lines of credit, were $16.8 million during the quarter ended March 31, 2011, compared to $15.2 million during the same period in the prior year. Bank Mutual’s consumer loan portfolio declined from $243.5 million at December 31, 2010, to $237.8 million at March 31, 2011.
Management has taken proactive steps in recent months to improve the outlook for loan growth at Bank Mutual. Mr. Baumgarten noted, “We have expanded our commercial banking capabilities in recent months, to include the hiring of additional experienced commercial relationship managers. We expect to add a few more experienced relationship managers during the remainder of 2011.” Mr. Baumgarten continued, “We have the capital and management expertise to continue to be a stable, reliable partner for our business and retail customers in Wisconsin and expect to introduce additional products and services in the coming months.”
Bank Mutual’s interest-earning deposits, which consist primarily of overnight deposits held at the Federal Reserve of Chicago, declined from $184.4 million at December 31, 2010, to $57.4 million at March 31, 2011. This decline was caused by the security purchases described in the next paragraph, as well as a decrease in deposit liabilities, as described in a subsequent paragraph.
Bank Mutual’s available-for-sale securities portfolio increased by $119.3 million or 18.0% during the three months ended March 31, 2011. This increase was primarily the result of the purchase of $168.8 million in medium-term government agency mortgage-backed securities (“MBSs”) and collateralized mortgage obligations (“CMOs”) during the period. The impact of these purchases was partially offset by the sale of a $20.8 million mutual fund, as previously described.
Foreclosed properties and repossessed assets increased by $3.2 million or 16.7% during the quarter ended March 31, 2011. This increase was caused by foreclosures related to a number of smaller commercial real estate loans and, to a lesser extent, single-family residential loans.

Deposit liabilities decreased by $60.3 million or 2.9% during the quarter ended March 31, 2011, to $2.02 billion compared to $2.08 billion at December 31, 2010. Core deposits, consisting of checking, savings, and money market accounts, declined by $19.4 million or 2.0% during the period while certificates of deposit declined by $41.0 million or 3.6%. Core deposits were higher than typical at December 31, 2010, due to the timing of certain local government tax deposits which had not been withdrawn as of that date. With respect to certificates of deposit, Bank Mutual has reduced the rates it offers on this product during the past year in an effort to manage its overall liquidity position, which has resulted in a decline in certificates of deposit.
Bank Mutual’s borrowings, which consist of advances from the FHLB of Chicago, were $149.7 million at March 31, 2011, compared to $149.9 million at December 31, 2011. As previously noted, Bank Mutual repaid $756.0 million in high-cost borrowings from the FHLB of Chicago in December of last year. Bank Mutual recorded an $89.3 million expense in the fourth quarter of 2010 as a result of a prepayment penalty for this repayment. However, Bank Mutual also significantly reduced the average cost of its interest-bearing liabilities as a result of the repayment, as previously noted. Management believes that additional funds are available to be borrowed from the FHLB of Chicago or other sources in the future to fund loan originations or security purchases if needed or desirable; however, management does not expect additional borrowings to be significant in the near term. There can be no assurances of the future availability of borrowings or any particular level of future borrowings. The loan programs offered by the FHLB of Chicago are not related to funding programs offered by the U.S. government under its Troubled Asset Relief Program, more commonly known as “TARP,” in which Bank Mutual has not participated.
Other liabilities declined to $34.0 million at March 31, 2011, from $45.0 million at December 31, 2010. Most of this decline was seasonal, caused by a decline in drafts payable related to disbursement of customer escrow deposits near the end of 2010.
Shareholders’ equity declined slightly from $313.0 million at December 31, 2010, to $312.6 million at March 31, 2011. This decline was primarily due to Bank Mutual’s payment of $1.4 million in cash dividends, offset in part by $1.0 million in net income for the period. Also contributing to the decline in shareholders’ equity was an increase in accumulated other comprehensive loss, due to a modest increase in the unrealized loss on Bank Mutual’s available-for-sale securities. Bank Mutual’s ratio of shareholders’ equity to total assets was 12.36% at March 31, 2011, compared to 12.07% at December 31, 2010. Book value per share of Bank Mutual’s common stock was $6.82 at March 31, 2011, compared to $6.84 at December 31, 2010.
Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of December 31, 2010 (the latest information available), the subsidiary bank’s total risk-based capital ratio was 17.86% and its Tier 1 capital ratio was 9.12%. The minimum percentages to be “adequately capitalized” under current supervisory regulations are 8% and 4%, respectively. The minimums to be “well capitalized” are 10% and 5%, respectively.
During the first quarter of 2011 Bank Mutual paid a cash dividend of $0.03 per share to shareholders. While Bank Mutual’s capital remains strong, regulators have continued to focus on the capital levels of financial institutions such as Bank Mutual’s bank subsidiary and have often requested capital levels above stated requirements. In addition, in 2010 Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) which, when fully effective, will impose capital requirements on savings and loan holding companies such as Bank Mutual. These developments, and other future requirements which may be imposed by regulators, may impact the ability of Bank Mutual and/or its subsidiary bank to pay dividends or, in the case of Bank Mutual, repurchase stock. During the first quarter of 2011 Bank Mutual did not repurchase any shares of its common stock nor did its board of directors authorize a program for the purchase of additional shares.
Bank Mutual’s non-performing loans were $124.3 million or 9.39% of loans receivable as of March 31, 2011, compared to $122.9 million or 9.29% as of December 31, 2010. Non-performing assets, which includes non-performing loans, were $146.8 million or 5.80% of total assets and $142.2 million or 5.49% of total assets as of these same dates, respectively. Classified loans, which consist of loans rated by management as “special mention” or “substandard” and which include all non-performing loans, were $170.9 million at March 31, 2010, compared to $158.5 million at December 31, 2010. Bank Mutual’s elevated level of non-performing loans and assets, as well as classified loans, is due to continuing weakness in economic conditions, low values for commercial and multi-family real estate, and high unemployment rates in recent years, which has resulted in increased stress on borrowers and increased loan delinquencies. Many properties securing Bank Mutual’s loans have experienced increased vacancy rates, reduced lease rates, and/or delays in unit sales, as well as lower real estate values. During the fourth quarter of 2010 in particular, management increased its assessment of the number of loans secured by commercial real estate, multi-family real estate, undeveloped land, and commercial business assets that are or will likely become collateral dependent. In many instances, management’s assessment included loans that borrowers have managed to keep current despite underlying difficulties with the properties that secure the loans. As of March 31, 2011, non-performing loans included $48.2 million in loans that were current on all contractual principal and interest payments, but which management determined should be classified as non-performing in light of underlying difficulties with the properties that secure the loans, as well as an increasingly strict regulatory environment. Bank Mutual has continued to record periodic interest payments on these loans in interest income provided the borrowers have remained current on the loans and provided, in the judgment of management, Bank Mutual’s net recorded investment in the loan has been deemed to be collectible.
Bank Mutual’s allowance for loan losses declined to $43.5 million or 3.29% of total loans at March 31, 2011, compared to $48.0 million or 3.63% at December 31, 2010. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 35.0% at March 31, 2011, compared to 39.0% at December 31, 2010. The decrease in the allowance was caused by $7.6 million in net charge-offs that was only partially offset by the additional loss allowances established during the period, as described earlier in this release. During the period Bank Mutual charged off $1.9 million on two loans from the same borrower that aggregated $6.1 million and which were paid off during the period. In addition, Bank Mutual charged off $3.7 million on four unrelated loans that aggregated $6.8 million on which management commenced foreclosure proceedings during the period. For the most part, these allowances were established in prior periods.
Management believes the allowance for loan losses at March 31, 2011, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 78 banking locations in the state of Wisconsin and one in Minnesota.
* * *
Cautionary Statements
The discussion in this earnings release contains or incorporates by reference various forward-looking statements concerning Bank Mutual’s prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection” and similar expressions or use of verbs in the future tense, and are intended to identify forward-looking statements; any discussions of periods after the date for which this report is filed are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual’s control, that could cause Bank Mutual’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including instability in credit, lending, and financial markets; declines in the real estate market, which could further affect both collateral values and loan activity; continuing relatively high unemployment and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the right of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the Dodd-Frank Act; regulators’ increasing expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends or otherwise, to maintain or achieve those levels; potential changes in Fannie Mae and Freddie Mac, which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; demand for other financial services; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2010 Annual Report on Form 10-K.

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share data)

	March 31	December 31
	2011	2010
ASSETS
Cash and due from banks	$26,498	$48,393
Interest-earning deposits	57,377	184,439

Cash and cash equivalents	83,875	232,832
Securities available-for-sale, at fair value:
Investment securities	206,037	228,023
Mortgage-related securities	576,522	435,234
Loans held-for-sale, net	3,908	37,819
Loans receivable, net	1,322,727	1,323,569
Foreclosed properties and repossessed assets	22,522	19,293
Goodwill	52,570	52,570
Mortgage servicing rights, net	7,862	7,769
Other assets	253,113	254,709

Total assets	$2,529,136	$2,591,818

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$2,017,996	$2,078,310
Borrowings	149,662	149,934
Advance payments by borrowers for taxes and insurance	11,948	2,697
Other liabilities	34,028	44,999

Total liabilities	2,213,634	2,275,940

Equity:
Preferred stock — $0.01 par value:
Authorized - 20,000,000 shares in 2010 and 2009
Issued and outstanding — none in 2010 and 2009	—	—
Common stock — $0.01 par value:
Authorized — 200,000,000 shares in 2010 and 2009
Issued — 78,783,849 shares in 2010 and 2009
Outstanding — 45,818,882 shares in 2011 and 45,769,443 in 2010	788	788
Additional paid-in capital	493,972	494,377
Retained earnings	190,906	191,238
Accumulated other comprehensive loss	(7,131)	(6,897)
Treasury stock — 32,964,967 shares in 2011 and 33,014,406 in 2010	(365,945)	(366,553)

Total shareholders’ equity	312,590	312,953
Non-controlling interest in real estate partnership	2,912	2,925

Total equity including non-controlling interest	315,502	315,878

Total liabilities and equity	$2,529,136	$2,591,818

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Income
(Dollars in thousands, except per share data)

	Three Months Ended March 31
	2011	2010
Interest income:
Loans	$17,873	$20,857
Investment securities	1,344	4,731
Mortgage-related securities	3,795	6,359
Interest-earning deposits	51	45

Total interest income	23,063	31,992

Interest expense:
Deposits	5,469	8,210
Borrowings	1,770	9,666
Advance payment by borrowers for taxes and insurance	1	1

Total interest expense	7,240	17,877

Net interest income	15,823	14,115
Provision for loan losses	3,180	3,366

Net interest income after provision for loan losses	12,643	10,749

Non-interest income:
Service charges on deposits	1,468	1,390
Brokerage and insurance commissions	614	586
Loan-related fees and servicing revenue, net	251	158
Gain on loan sales activities, net	596	653
Gain on investments, net	1,113	4,384
Other non-interest income	1,753	1,797

Total non-interest income	5,795	8,968

Non-interest expense:
Compensation, payroll taxes, and other employee benefits	9,399	8,713
Occupancy and equipment	2,998	2,985
Federal insurance premiums and special assessment	1,022	1,011
Loss on foreclosed real estate, net	685	955
Other non-interest expense	2,946	2,898

Total non-interest expense	17,050	16,562

Income before income tax expense	1,388	3,155
Income tax expense	361	1,051

Net income before non-controlling interest	1,027	2,104
Net loss (income) attributable to non-controlling interest	13	(1)

Net income	$1,040	$2,103

Per share data:
Earnings per share-basic	$0.02	$0.05

Earnings per share-diluted	$0.02	$0.05

Cash dividends paid	$0.03	$0.07

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended March 31
Loan Originations and Sales	2011	2010
Mortgage loan originations:
One- to four-family	$43,905	$52,364
Multi-family	5,564	3,861
Commercial real estate	9,014	1,364
Construction and development	7,292	4,072

Total mortgage loans	65,775	61,661

Consumer loan originations	16,821	15,165
Commercial business loan originations	12,078	4,401

Total loans originated	$94,674	$81,227

Mortgage loan sales	$57,615	$45,911

	March 31	December 31
Loan Portfolio Analysis	2011	2010
Mortgage loans:
One- to four-family	$534,855	$531,874
Multi-family	241,183	247,210
Commercial real estate	253,190	248,253
Construction and development	69,594	83,490

Total mortgage loans	1,098,822	1,110,827
Consumer loans	237,806	243,498
Commercial business loans	53,527	50,123

Total loans receivable	1,390,155	1,404,448
Allowance for loan losses	(43,526)	(47,985)
Undisbursed loan proceeds and deferred fees and costs	(23,902)	(32,894)

Total loans receivable, net	$1,322,727	$1,323,569

Loans serviced for others	$1,093,857	$1,017,300

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)

(Dollars in thousands ,except per share amounts and ratios)

	March 31	December 31
Non-Performing Loans and Assets	2011	2010
Non-accrual mortgage loans:
One-to four-family	$18,408	$18,684
Multi-family	33,120	31,660
Commercial real estate	53,367	41,244
Construction and development loans	15,385	26,563

Total non-accrual mortgage loans	120,280	118,151

Non-accrual consumer loans:
Secured by real estate	1,378	1,369
Other consumer loans	209	275

Total non-accrual consumer loans	1,587	1,644
Non-accrual commercial business loans	1,888	2,779

Total non-accrual loans	123,755	122,574
Accruing loans delinquent 90 days or more	509	373

Total non-performing loans	124,264	122,947
Fore closed properties and repossessed assets	22,522	19,293

Total non-performing assets	146,786	142,240

Non-performing loans to loans receivable, net	9.39%	9.29%
Non-performing assets to total assets	5.80%	5.49%

	March 31	December 31
Classified Loans	2011	2010
Mortgage loans:
One-to four-family	$20,894	$18,972
Multi-family	51,004	55,011
Commercial real estate	74,825	47,937
Construction and development	17,096	29,546

Total mortgage loans	163,819	151,466
Consumer loans	1,724	1,763
Commercial business loans	5,307	5,298

Total	$170,850	$158,527

	Three Months Ended March 31
Activity in Allowance for Loan Losses	2011	2010
Balance at the beginning of the period	$47,985	$17,028
Provision for loan losses	3,180	3,366

Charge-offs:
One-to four-family	(1,092)	(100)
Multi-family	(2,878)	—
Commercial real estate	(735)	(1,132)
Construction and development loans	(2,415)	—
Consumer loans	(228)	(227)
Commercial business loans	(302)	(72)

Total charge-offs	(7,650)	(1,531)

Total recoveries	11	29

Net charge-offs	(7,639)	(1,502)

Balance at the end of the period	43,526	18,892

Net charge-offs to average loans, annualized	2.24%	0.40%

	March 31	December 31
Allowance Ratios	2011	2010
Allowance for loan losses to non-performing loans	35.03%	39.03%
Allowance for loan losses to total loans	3.29%	3.63%

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	March 31	December 31
Deposit Liabilities Analysis	2011	2010
Non-interest-bearing checking	$94,577	$94,446
Interest-bearing checking	210,732	219,136
Savings accounts	217,757	210,334
Money market accounts	405,421	423,923
Certificates of deposit	1,089,509	1,130,471

Total deposit liabilities	$2,017,996	$2,078,310

	Three Months Ended March 31
Selected Operating Ratios	2011	2010
Net interest margin (1)	2.82%	1.76%
Net interest rate spread	2.70%	1.53%
Return on average assets	0.16%	0.24%
Return on average shareholders’ equity	1.33%	2.09%
Efficiency ratio (2)	83.15%	88.57%
Non-interest expense as a percent of average assets	2.60%	1.90%
Shareholders’ equity to total assets at end of period	12.36%	11.46%
Tangible common equity to adjusted total assets at end of period (3)	10.50%	10.02%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income and non-interest income less net investment gains for the periods indicated.

(3)	This is a non-GAAP disclosure. The ratio is computed as shareholders’ equity less goodwill divided by total assets less goodwill.

	Three Months Ended March 31
Other Information	2011	2010
Average earning assets	$2,240,471	$3,204,777
Average assets	2,625,619	3,488,098
Average interest bearing liabilities	2,033,942	2,906,096
Average shareholders’ equity	313,404	402,287
Average tangible shareholders’ equity (4)	260,834	349,717
Weighted average number of shares outstanding:
As used in basic earnings per share	45,736,419	45,574,581
As used in diluted earnings per share	45,863,051	46,008,331

(4)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill.

	March 31	December 31
	2011	2010
Number of shares outstanding (net of treasury shares)	45,818,882	45,769,443
Book value per share	$6.82	$6.84

	March 31	December 31
Weighted Average Net Interest Rate Spread	2011	2010
Yield on loans	5.38%	5.45%
Yield on investments	2.73%	2.74%
Combined yield on loans and investments	4.39%	4.55%
Cost of deposits	1.04%	1.12%
Cost of borrowings	4.79%	4.79%
Total cost of funds	1.30%	1.37%
Interest rate spread	3.09%	3.18%